As filed with the Securities and Exchange Commission on May 26, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SINGULAR GENOMICS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3826	81-2948451
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10931 N. Torrey Pines Road

Suite #100

La Jolla, CA 92037

(858) 333-7830

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Andrew Spaventa

Chief Executive Officer

and Chairperson of the Board

Singular Genomics Systems, Inc.

10931 N. Torrey Pines Road

Suite #100

La Jolla, CA 92037

(858) 333-7830

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Gunderson Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 3570 Carmel Mountain Road, Suite 200 San Diego, CA 92130 (858) 436-8000	Dalen Meeter Senior Vice President, Finance Singular Genomics Systems, Inc. 10931 N. Torrey Pines Road Suite #100 La Jolla, CA 92037 (858) 333-7830	Charles S. Kim Sean M. Clayton Kristin VanderPas Denny Won Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒  (File No. 333-255912)

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Stock, $0.0001 par value per share	1,955,000	$22.00	$43,010,000	$4,693

(1)

In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-1, as amended (File No. 333-255912), is hereby being registered. Represents only the additional number of shares being registered and includes 255,000 additional shares the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-255912).

(2)	Calculated in accordance with Rule 457(a) promulgated under the Securities Act of 1933, as amended, based on the initial public offering price.
(3)	An aggregate registration fee of $23,462 was previously paid in connection with the filing of the related Registration Statement on Form S-1, as amended (File No. 333-255912).

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Singular Genomics Systems, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-255912) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on May 7, 2021, and subsequently amended on May 12, 2021 and May 24, 2021, and which the Commission declared effective on May 26, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing the increasing the aggregate number of shares of common stock, par value $0.0001 per share, offered by the Registrant by 1,955,000 shares, 255,000 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference herein.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1)

24.1+	Power of Attorney

+	Previously filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-255912) filed on May 7, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on this 26th day of May, 2021.

Singular Genomics Systems, Inc.

/s/ Andrew Spaventa
Andrew Spaventa
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Spaventa Andrew Spaventa	Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer)	May 26, 2021

/s/ Dalen Meeter Dalen Meeter	Senior Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	May 26, 2021

* David Barker, Ph.D.	Director	May 26, 2021

* Kim Kamdar, Ph.D.	Director	May 26, 2021

* Michael Pellini, M.D.	Lead Independent Director	May 26, 2021

* Jason Ryan	Director	May 26, 2021

* By:	/s/ Dalen Meeter
Dalen Meeter
Attorney-in-fact